UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2006

AMERICAN CELLULAR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-60639 (Commission File Number)	22-3043811 (I.R.S. Employer Identification No.)
14201 Wireless Way
Oklahoma City, Oklahoma, 73134
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (405) 529-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
     On August 8, 2006, American Cellular Corporation (the “Company”), a wholly-owned subsidiary of Dobson Communications Corporation (“DCC”), entered into a senior secured credit facility (the “Credit Facility”) dated as of August 7, 2006 that enables the Company to borrow up to $250 million. The Credit Facility is incorporated by reference into this Current Report as Exhibit 10.1. The Credit Facility was entered into among the Company, the several lenders from time to time parties to the Credit Facility and Bear Stearns Corporate Lending Inc., as administrative agent and a lender. Borrowings under the Credit Facility will bear interest at a rate per annum equal to LIBOR plus an initial 2.25% spread. The Credit Facility consists of:
•	A 5-year, $50.0 million senior secured revolving credit facility (the “Revolving Credit Facility”);

•	A 7-year, $100.0 million senior secured multiple draw term loan facility (the “Multiple Draw Term Loan Facility”); and

•	A 7-year, $100.0 million senior secured delayed draw term loan facility (the “Delayed Draw Term Loan Facility”).
     In connection with the Credit Facility, ACC Holdings, LLC (“ACC Holdings”), a new holding company for the Company, was formed. Pursuant to the Credit Facility and a Guarantee and Collateral Agreement dated August 7, 2006 (the “Guarantee”) executed in connection with the financing, the Credit Facility is guaranteed by ACC Holdings and by each of the Company’s direct domestic subsidiaries (other than Alton CellTel Co Partnership) and is secured by a first priority security interest in substantially all of the tangible and intangible assets of the Company, its direct domestic subsidiaries (other than Alton CellTel Co Partnership) and ACC Holdings as well as by a pledge of the Company’s capital stock and the capital stock of the Company’s subsidiaries. The Guarantee is incorporated by reference into this Current Report as Exhibit 10.2.
     The Multiple Draw Term Loan Facility is available as follows: (i) $50 million was drawn down at the closing of the Credit Facility and (ii) the remaining $50 million may be drawn no later than September 30, 2006. The Delayed Draw Term Loan Facility may be drawn on as many as three draws prior to the first anniversary after the Credit Facility closing.
     Under specified terms and conditions, including covenant compliance, the amount available under the Credit Facility may be increased by an incremental facility so long as, after giving effect thereto, (i) the Company’s ratio of consolidated secured debt to EBITDA does not exceed 2.75 to 1.00; and (ii) the Company’s ratio of consolidated debt to EBITDA does not exceed 6.50 to 1.00.
     Under the Credit Facility, there are mandatory scheduled principal or amortization payments of the term loan facilities and no reductions in commitments under the Revolving Credit Facility. Each term loan facility will amortize in an amount equal to 0.25% per quarter, starting with the quarter ending December 31, 2006 and quarterly through June 30, 2013, with the balance due at maturity. The Revolving Credit Facility is scheduled to mature in August 2011 and the term loan facilities are scheduled to mature in August 2013. However, if the Company has not refinanced or repaid its 10% Senior Notes by February 1, 2011, then the Revolving Credit Facility and the term loan facilities will mature on February 1, 2011. The Company is also required to make mandatory reductions of the credit facilities with the net cash proceeds received from certain issuances of debt and upon any material sale of assets by it and its subsidiaries, subject to an 18-month reinvestment provision.
     Borrowings under the Credit Facilities are subject to the Company’s satisfaction of various conditions at the time of borrowing. The Credit Facility contains customary financial covenants and events of default. The remedies for events of default are customary for this type of credit facility.
     In connection with the financing, the Company and ACC Lease Co., Inc., a wholly owned subsidiary of the Company, as guarantor, entered into a supplemental indenture (the “Supplemental Indenture”) on August 7, 2006 with Bank of Oklahoma, National Association, as trustee, relating to the indenture for the Company’s 10% Senior Notes. The original indenture has been filed as Exhibit 4.13 to DCC’s Current Report on Form 8-K on September 18, 2003 and the Supplemental Indenture is incorporated by reference into this Current Report as Exhibit 4.1. The Supplemental Indenture amended the original indenture to permit the merger or consolidation among the Company and its restricted subsidiaries.
     The foregoing descriptions of the Credit Facility, Guarantee and the Supplemental Indenture are qualified in their entirety by reference to the full text of the Credit Facility, Guarantee and Supplemental Indenture which are incorporated by reference into this Current Report and incorporated by reference into this Item.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth in Item 1.01 is incorporated by reference into this Item.
Item 8.01 Other Events
     A copy of DCC’s press release dated August 8, 2006 announcing the closing of the Credit Facility is incorporated by reference into this Current Report as Exhibit 99.1 and is incorporated by reference into this Item.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:		Method of Filing

	4.1	Supplemental Indenture dated August 7, 2006	(1)[4.1]
	10.1	Credit Agreement dated August 7, 2006	(1)[10.1]
	10.2	Guarantee and Collateral Agreement dated August 7, 2006	(1)[10.2]
	99.1	Credit Facility Press Release dated August 8, 2006	(1)[99.1]

(1)	Filed as an exhibit to Dobson Communications Corporation’s (Commission File Number 000-29225) Current Report on Form 8-K filed on August 10, 2006, as the exhibit number indicated in brackets and incorporated by reference herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN CELLULAR CORPORATION
Date: August 10, 2006	By:	/s/ Ronald L. Ripley
	Name:	Ronald L. Ripley
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Method of
Exhibit No.	Description of Exhibit	Filing
4.1	Supplemental Indenture dated August 7, 2006	(1)[4.1]
10.1	Credit Agreement dated August 7, 2006	(1)[10.1]
10.2	Guarantee and Collateral Agreement dated August 7, 2006	(1)[10.2]
99.1	Credit Facility Press Release dated August 8, 2006	(1)[99.1]

(1)	Filed as an exhibit to Dobson Communications Corporation’s (Commission File Number 000-29225) Current Report on Form 8-K filed on August 10, 2006, as the exhibit number indicated in brackets and incorporated by reference herein.